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                                                                   EXHIBIT 10.11

                              EXECUTIVE AGREEMENT

     This Executive Agreement (this "Agreement") is made and entered into as of the ____ day of _________, ____ (the "Effective Date") between Tuboscope Inc., a Delaware corporation and its subsidiaries (collectively "Tuboscope") and _______ _____________________________________ (the "Executive")*.

WHEREAS, the Executive is employed as an Executive Officer or Senior Manager of Tuboscope; and

     WHEREAS, the Board of Directors of the Company has authorized certain "Severance and Change of Control Severance Protections" in order to retain and motivate management and to ensure continuity of management; and

     WHEREAS, Tuboscope believes it to be in the best interests of its stockholders to attract, retain and motivate key executive officers and ensure continuity of management; and

     WHEREAS, it is in the best interest of Tuboscope and its stockholders if the key executive officers can approach material business development decisions objectively and without concern for their personal situation;

     WHEREAS, Tuboscope recognizes that the possibility of a Change of Control of the Corporation may result in the departure of key executives to the detriment of Tuboscope and its stockholders;

     In consideration of Executive's continued employment as an executive officer with Tuboscope and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Tuboscope and Executive agree as follows:

1.   Term of Agreement

     A. This Agreement shall commence on the Effective Date and shall continue in effect, unless terminated earlier as otherwise set forth herein through December 31, 2002; provided, however, that unless so terminated earlier, the term of this Agreement shall automatically be extended for one or more additional terms of three (3) years; provided, however, this Agreement may be terminated at any time after the expiration of the original term upon Tuboscope providing three (3) years written notice to the Executive.

     B. The term of this Agreement shall terminate upon the expiration of the "Severance Payout Period" or "Change in Control Payout Period", as applicable, and all rights or benefits thereunder have been satisfied.

2.   Certain Definitions

     A.   "Cause". "Cause" shall mean:
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* This Agreement has been entered into between Tuboscope Inc. and each of the following members of Tuboscope's senior management team: Charles N. Gricher, James F. Maroney, III, Joe E. McAnally, John M. Nelson, Kenneth L. Nibling, Haynes B. Smith, III, Peter J. Stuart and Clay C. Williams.


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     (i)   Executive's conviction of a felony involving moral turpitude, dishonesty or a breach of trust as regards Tuboscope;

     (ii) Executive's commission of any act of theft, fraud, embezzlement or misappropriation against Tuboscope that is materially injurious to it regardless of whether a criminal conviction is obtained;

     (iii) Executive's willful and continued failure to devote substantially all of his business time to the Corporation's business affairs (excluding failures due to illness, incapacity, vacations, incidental civic activities and incidental personal time) which failure is not remedied within a reasonable time after written demand is delivered by the Corporation, which demand specifically identifies the manner in which the Corporation believes that Executive has failed to devote substantially all of his business time to the Corporation's business affairs; or

     (iv) Executive's unauthorized disclosure of confidential information of Tuboscope that is materially injurious to Tuboscope.

     For purposes of this definition, no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interest of Tuboscope.

     B.   "Date of Termination" shall mean the date specified in the Notice of
          ---------------------
          Termination relating to termination of Executive's employment with Tuboscope; provided that such date shall not be less than 20 days nor more than 45 days following: (i) involuntary termination, not for cause, pursuant to Section 4 hereof, or (ii) the date within the Protective Period that Executive voluntarily terminates his employment for good reason so governed by Section 5 hereof.

     C.   "Executive Officer" shall mean an officer of the Company who is both a
          --------------------
          named executive officer of Tuboscope and a member of the Senior Management Team ("SMT").

     D.   "Executive" shall mean the named Executive Officer or Senior Manager
          -----------
          who is a party to this Agreement and in the event of the Executive's death after a "qualifying" termination pursuant to Section 4 hereof or a Change of Control pursuant to Section 5 hereof, then the term "Executive" shall include his estate.

     E.   "Good Reason" shall mean:
           ------------

           (i) failure to re-elect or appoint the Executive to any corporate office or directorship held at the time of the Change of Control or a material reduction in Executive's authority, duties or responsibilities (including status, offices, titles and reporting requirements) or if Executive is assigned duties or responsibilities inconsistent in any material respect from those of Executive at the time of the relevant Change in Control all
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                 on the basis of which Executive makes a good faith
                 determination that the terms of his employment have been detrimentally and materially affected.

           (ii) a material reduction of Executive's compensation or benefits, including annual base salary, annual bonus, intermediate or long-term cash or equity incentive opportunities or plans from those in effect prior to the Change in Control;

           (iii) the Company fails to obtain a written agreement satisfactory to Executive from any successor or assigns of the Company to assume and perform this Agreement as provided in Section 9 hereof;

           (iv) the Company requires Executive to be based at any office located more than fifty (50) miles from the Company's current offices without Executive's consent.

    F.   "Notice of Termination" shall mean a written notice delivered to the
         -----------------------
         other party indicating the specific termination provision in this Agreement relied upon for termination of Executive's employment and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

    G.   "Option Plans" shall mean the Corporation's stock option plans,
         --------------
         incentive plans, equity participation plans, or other similar plans, and any stock option agreements or other agreements used in connection therewith.

    H.   "Senior Manager" shall mean a member of the SMT who is not an Executive
         ----------------
         Officer of the Company.

    I.   "Termination Base Salary" shall mean Executive's base salary at the
         -------------------------
         rate in effect at the time the Notice of Termination is given or, for purposes of a Change of Control, if a greater amount, Executive's base salary at the rate in effect immediately prior to the Change of Control.

3. Termination for Cause. Tuboscope may terminate Executive for Cause at any time, including following a Change of Control, upon written notice to Executive.

4. Standard Severance Plan. If Executive is terminated involuntarily (i.e., without the consent of Executive) by Tuboscope for any reason other than for Cause (and such termination is not pursuant to a Change of Control) the Executive shall receive the following compensation and benefits from
    Tuboscope:

    A. Tuboscope shall pay to Executive when otherwise due Executive's Termination Base Salary through the Date of Termination.
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    B.   Effective as of the Date of Termination, Tuboscope shall continue to pay to Executive (the "Severance Pay") the Termination Base Salary, payable on a regular payroll basis, for a period of twelve (12) months following the Date of Termination (such period to be herein referred to as the "Severance Payout Period"), subject to reduction as follows:

         (i) If Executive is re-employed during the Severance Payout Period, Executive shall receive throughout the remainder of the Severance Payout Period following the effective date of such re-employment, 50% of the Severance Pay otherwise due and payable to Executive after such date of re-employment;

         (ii) In addition, if Executive is re-employed during the Severance Payout Period at an annual base salary that is less than the Termination Base Salary, in addition to the payment required by clause (i) above, Executive shall receive on a monthly basis throughout the remainder of the Severance Payout Period following the effective date of such re-employment the difference between
               (x) the salary actually received by Executive on a monthly basis from such re-employment and (y) the Termination Base Salary expressed as a monthly payment.

    C.   Bonuses.

         (i) Tuboscope shall pay to Executive the "target EV" (i.e., forty percent (40%) of Executive's Termination Base Salary) of the annual bonus under the Corporation's "Annual Management Incentive Program" or a similar or successor plan for the year in which the Date of Termination occurred if Executive had not been so terminated, pro-rated through and including the Date of Termination (on the basis of a 365 day year).

         (ii) Tuboscope shall pay to Executive any awards earned under the Company's "Value Plan", or a similar or successor long-term incentive plan adopted after the Effective Date, calculated through the last completed quarter prior to the Date of Termination, that Executive would have been entitled to receive for such period if Executive had not been so terminated.

         (iii) All amounts due to Executive under this Section 4.C are due and payable on the normal distribution date for such bonuses for all other participants.

     D. All restricted shares and restricted stock units (including those under the Stock Match Program) of Executive shall be and become 100% vested and all restrictions thereon shall lapse as of the Date of Termination and the Corporation shall promptly deliver such shares to Executive; provided the Executive may elect to take a portion of the total shares on an annual basis for a maximum of five (5) years.
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5.   Change in Control Severance Plan. In the event that within the "Protective
     Period" (24 months following the Effective Date of a Change of Control) either (a) Executive voluntarily terminates employment for Good Reason or
     (b) Tuboscope terminates Executive's employment other than for Cause, the Executive shall receive the following compensation and benefits from
     Tuboscope:

     A. Tuboscope shall pay to Executive when otherwise due Executive's Termination Base Salary through the Date of Termination.

     B. Effective as of the Date of Termination, Tuboscope shall continue to pay to Executive the Termination Base Salary, payable on a regular payroll basis, for a period of eighteen (18) months following the Date of Termination (such period to be herein referred to as the "Change in Control Payout Period").

     C. Effective as of the Date of Termination, Tuboscope shall pay to Executive an amount equal to one and one-half (1-1/2) times (i.e., the 18 months set forth in B above) forty percent (40%) of Executive's Termination Base Salary ("Target EV") as payment for the "Annual Management Incentive Program". Payment shall be made in installments consistent with payment of the Executive's Termination Base Salary on a regular payroll basis.

     D. Effective as of the Date of Termination, the performance awards for all overlapping periods of the Value Plan vest. For the year in which the Change of Control occurs, a full year is assumed to be completed for each performance period and included in the payoff calculations. Payout is prorated based on the number of deemed completed years in the performance periods. Payment is payable on the normal distribution date for such bonuses for all other participants.

     E. All restricted shares and restricted stock units (including those under the Stock Match Program) of Executive shall be and become 100% vested and all restrictions thereon shall lapse as of the Date of Termination and the Corporation shall promptly deliver such shares to Executive; provided the Executive may elect to take a portion of the total shares on an annual basis for a maximum of five (5) years.

     F. Executive shall become and be fully vested in Executive's accrued benefits under all qualified pension, nonqualified pension, profit sharing, 401(k), deferred compensation and supplemental plans maintained by Tuboscope for Executive's benefit, except to that the extent the acceleration of vesting of such benefits would violate any applicable law or require Tuboscope to accelerate the vesting of the accrued benefits of all participants in such plan or plans, in which case Tuboscope shall pay Executive a lump sum payment, within 30 days following the Date of Termination, in an amount equal to the present value of such unvested accrued benefits. In addition, if such a lump sum payment is payable, Tuboscope shall

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          make an additional gross-up payment to Executive in an amount such that the net amount of the lump sum payment and such additional gross-up payment retained by Executive, after the calculation and deduction of all federal, state and local income tax and employment tax (including any interest or penalties imposed with respect to such taxes) on such lump sum payment and additional gross-up payment, and taking into account any lost or reduced tax deductions on account of such gross-up payment, shall be equal to such lump sum payment.

6.   Additional Benefits.

     A. For the term of the Severance Payout Period or Change in Control Payout Period, as applicable, Tuboscope shall continue to provide Executive and Executive's eligible family members, based on the cost sharing arrangement between Executive and Tuboscope on the Date of Termination, with medical and dental health benefits and disability coverage and benefits at least equal to those which would have been provided to Executive if Executive's employment had not been terminated or, if more favorable to Executive, as in effect generally at any time during such Severance Payout Period or Change in Control period, as applicable. Notwithstanding the foregoing, if Executive becomes re-employed and is eligible to receive medical, dental and disability benefits under another employer's plans, Tuboscope's obligations under this Section 6A shall be reduced to the extent comparable benefits are actually received by Executive during the Severance Payout Period or Change in Control Payout Period, as applicable, and any such benefits actually received by Executive shall be promptly reported by Executive to Tuboscope. In the event Executive is ineligible under the terms of Tuboscope's benefit plans or programs to continue to be so covered, Tuboscope shall provide Executive with substantially equivalent coverage through other sources or will provide Executive with a lump sum payment in such amount that, after all taxes on that amount, shall be equal to the cost to Executive of providing Executive such benefit coverage. The lump sum shall be determined on a present value basis using the interest rate provided in Section 1274(b)(2)(B) of the Internal Revenue Code of 1986, as amended (the "Code") on the Date of Termination. In addition, if such a lump sum payment is payable, Tuboscope shall make an additional gross-up payment to Executive in an amount such that the net amount of the lump sums payment and such additional gross-up payment retained by Executive, after the calculation and deduction of all federal, state and local income tax and employment tax (including any interest or penalties imposed with respect to such taxes) on such lump sum payment and additional gross-up payment, and taking into account any lost or reduced tax deductions on account of such gross-up payment, shall be equal to such lump sum payment

     B.   Outplacement Benefits. Throughout the term of the Severance Payout
          ---------------------
          Period or Change in Control Payout Period, as applicable, Executive shall be entitled to receive outplacement services, payable by Tuboscope, with an aggregate cost not to exceed 15% of Executive's Termination Base Salary, with an executive outplacement service firm reasonably acceptable to Tuboscope and Executive.

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     C.   Automobile Benefits. Throughout the Severance Payout Period or Change
          -------------------
          in Control Payout Period, as applicable, Tuboscope shall continue to pay to Executive the monthly car allowance payable to Executive as of the Date of Termination, payable on the regular payroll basis in effect for car allowances.

7.   Accelerated Vesting of Options Upon a Change of Control.

     Notwithstanding any provisions to the contrary of any of the Option Plans or Option Agreements, upon a Change in Control all outstanding unvested stock options, if any, granted to Executive under any of the Option Plans (or options substituted therefor covering the stock of a successor corporation) shall be and become fully vested and exercisable as to all shares of stock covered thereby effective as of the date of the Change in Control.

8.   Mitigation.

     Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise nor, except as provided in Section 4B and Section 6A, shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned or benefit received by Executive as the result of employment by another employer or self-employment, by retirement benefits, by offset against any amount claimed to be owed by Executive to Tuboscope or otherwise.

9.   Successor Agreement.

     Tuboscope will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Tuboscope to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Companies would be required to perform if no succession had taken place. Failure of the successor to so assume shall constitute a breach of this Agreement and entitle Executive to the benefits hereunder as if triggered by a termination not for good cause.

10.  Indemnity.

     In any situation where under applicable law Tuboscope has the power to indemnify, advance expenses to and defend Executive in respect of any judgements, fines, settlements, loss, cost or expense (including attorney's fees) of any nature related to or arising out of Executive's activities as an agent, employee, officer or director of Tuboscope or in any other capacity on behalf of or at the request of Tuboscope, then Tuboscope shall promptly on written request, indemnify Executive, advance expenses (including attorney's fees) to Executive and defend Executive to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as Tuboscope may, under applicable

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     law, be permitted to have the discretion to take so as to effectuate such indemnification, advancement or defense. Such agreement by Tuboscope shall not be deemed to impair any other obligation of Tuboscope respecting Executive's indemnification or defense otherwise arising out of this or any other agreement or promise of Tuboscope under any statute.

11.  Notice.

     For the purpose of this Agreement. notices and all other communications provided for in this Agreement shall be in writing and delivered by United States certified or registered mail (return receipt requested, postage prepaid) or by courier guaranteeing overnight delivery or by hand delivery (with signed receipt required), addressed to the respective addresses set forth below, and such notice or communication shall be deemed to have been duly given two days after deposit in the mail, one day after deposit with such overnight carrier or upon delivery with hand delivery. The addresses set forth below may be changed by a writing in accordance herewith.

     Tuboscope:                          Executive:

     Tuboscope, Inc.
     2835 Holmes Road
     Houston, Texas 77051
     Attn: Chief Executive Officer
     with a copy to General Counsel

12.  Dispute Resolution.

     If any dispute arises out of this Agreement, the "complaining party" shall give the "other party" written notice of such dispute. The other party shall have ten (10) business days to resolve the dispute to the complaining party's satisfaction. If the dispute is not resolved by the end of such period, the complaining party may by written notice (the "Notice") demand arbitration of the dispute as set out below, and each party hereto expressly agrees to submit to, and be bound by, such arbitration.

     (a) Each party will, within ten (10) business days of the Notice, nominate an arbitrator. Each nominated arbitrator must be someone experienced in dispute resolution and of good character without moral turpitude and not within the employ or direct or indirect influence of the nominating party. The two nominated arbitrators will, within ten (10) business days of nomination, agree upon a third arbitrator. If two (2) appointed arbitrators cannot agree on a third arbitrator within such period, the parties may seek such an appointment through any permitted court proceeding or by the American Arbitration Association ("AAA"). The three arbitrators will set the rules and timing of the arbitration, but will generally follow the rules of the AAA and this Agreement where same are applicable and shall provide for written fact findings.

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     (b)  The arbitration hearing will in no event take place more than ninety
          (90) days after the appointment of the third arbitrator.

     (c) The arbitration will take place in Houston, Texas unless otherwise unanimously agreed to by the parties.

     (d) The results of the arbitration and the decision of the arbitrators will be final and binding on the parties and each party agrees and acknowledges that these results shall be enforceable in a court of law.

13.  Governing Law.

     This Agreement will be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of Texas.

          IN WITNESS WHEREOF, Tuboscope and the Executive have executed this Agreement to be effective the date first above written.

EXECUTIVE                              TUBOSCOPE INC.
                                       a Delaware corporation


                                       By
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